================================================================================

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

================================================================================

                             VALLEY NATIONAL BANCORP

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         2)       Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         4)       Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         5)       Total fee paid:
                  ______________________________________________________
[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                             VALLEY NATIONAL BANCORP
                                1455 Valley Road
                             Wayne, New Jersey 07470



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            Wednesday, April 4, 2001


To Our Shareholders:

      The annual meeting of shareholders of Valley National Bancorp will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey, on Wednesday, April 4, 2001 at 3:00 p.m. to vote on these proposals:

      1.   To elect 21 directors.

      2. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on February 23, 2001 are entitled to notice of and to vote at the meeting. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy in the envelope provided or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card.

                                          By Order of the Board of Directors



                                          Gerald H. Lipkin
                                          Chairman, President and
                                          Chief Executive Officer



March 1, 2001

                             VALLEY NATIONAL BANCORP
                                1455 Valley Road
                             Wayne, New Jersey 07470



                                 PROXY STATEMENT



                       GENERAL PROXY STATEMENT INFORMATION

      We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp for use at Valley's 2001 annual meeting of shareholders and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey, on Wednesday,
April 4, 2001 at 3:00 p.m. local time. This proxy statement is first being mailed to shareholders on March 1, 2001.

Shareholders Entitled to Vote
-----------------------------

      The record date for the meeting is February 23, 2001. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

      On  the  record  date  there  were  74,341,026   shares  of  common  stock
outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

Multiple Copies of our Annual Report and Proxy Statement
--------------------------------------------------------

         When more than one holder of Valley common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in "street name" for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

         Valley will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call, write or e-mail to Dianne M. Grenz, Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380, e-mail dgrenz@valleynationalbank.com. You may also access a copy of Valley's annual report and proxy statement on our website, www.valleynationalbank.com.

         You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

Proxies and Voting Procedures
-----------------------------

      Your vote is important and you are encouraged to vote your shares promptly.

      Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends - that is, FOR the election of the 21 nominees for director named in this proxy statement. If any other matters are properly presented at the meeting for consideration, such as consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgement to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

      We are offering you three alternative ways to vote your shares.

      To Vote By Mail
      ---------------

      To vote your proxy by mail, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

      To Vote By Telephone (Touch-Tone Phone Only)
      --------------------------------------------

      If you wish to vote by telephone, you must first locate the control number printed on your proxy card. Then call toll-free 1-800 PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

      To Vote By Internet
      -------------------

      If you wish to vote using the Internet, you can access the web page at "www.voteproxy.com" and follow the on-screen instructions. If you vote by Internet, you must have your control number and the proxy card available when you access the web page.

      Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled "Voting in Person; Revoking Your Proxy."

      If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by Internet.

      If you are a participant in our Savings and Investment Plan, you will receive one proxy card for all shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the Savings and Investment Plan and do not vote, the plan trustee will vote the plan shares in the same proportion as shares for which instructions were received under the plan. Because the plan trustee will vote the unvoted and unallocated KSOP suspense account plan shares in the same proportion as shares for which instructions were received under the plan, if you are a participant in the Savings and Investment Plan and vote your shares, the trustee will use your vote when determining the correct proportion.

Voting in Person; Revoking Your Proxy
-------------------------------------

         The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the meeting by the Secretary of Valley, Alan D. Eskow, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Secretary of the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote
-------------

      The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

      For the election of directors, the nominees receiving the greatest number of votes will be elected. Thus, an abstention or a broker "non-vote" will have no effect on the outcome of the vote on any of the matters being proposed at the meeting.

Method and Cost of Proxy Solicitation
-------------------------------------

      This proxy solicitation is being made by Valley's Board of Directors and Valley will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of Valley in person or by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of Valley common stock.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

                              DIRECTOR INFORMATION

      Under Valley's by-laws, the Board of Directors fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The Board has fixed the number of directors at 21.

      The persons named in the proxy card intend to vote the proxies FOR the election of the 21 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

      Each candidate for director has been nominated to serve a one-year term until our 2002 annual meeting and thereafter until the person's successor has been duly elected and qualified. The following table sets forth the names and ages of the Board's nominees for election, the nominees' position with Valley (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Valley. The nominees' prior service as a director includes prior service as a director of the Bank prior to the formation of the holding company.


                                                           Principal Occupations During                 Director
     Name, Age and Position With Valley                          Past Five Years                         Since
     ----------------------------------                          ----------------                        -----
Andrew B. Abramson, 47....................     President and Chief Executive Officer, The Value           1994
                                               Group, Inc. (real estate development and property
                                               management firm)

Charles J. Baum, 72.......................     President of Baum Brothers Imports, Inc. (importers        2001
                                               of tabletop items); President of Essex
                                               Manufacturing, Inc. (importers of umbrellas and
                                               apparel); former Director of Merchants New York
                                               Bancorp, Inc. and The Merchants Bank of New York

Pamela Bronander, 44......................     Executive Vice President, Scandia Packaging                1993
                                               Machinery Co. (designs & builds packaging machinery)

Joseph Coccia, Jr., 71....................     President of Cocci Development (builder and                1986
                                               investor); former principal of Coccia Realty, Inc.
                                               (real estate brokers); former principal of Midland
                                               Estates, Inc. (residential building company)

Harold P. Cook, III, 46 ..................     Chairman of Jefferson Loan Company; partner,               1998
                                               Perconti & Cook (attorneys); former Chairman and
                                               Chief Executive Officer of Wayne Bancorp, Inc. and
                                               Chairman of Wayne Savings Bank, F.S.B.

Austin C. Drukker, 67.....................     President, Press Publications, Inc. (newspaper);           1973
                                               adjunct professor, Montclair State College;
                                               President Albert Payson Terhune Foundation; former
                                               President-Publisher, The Herald-News (newspaper)

Graham O. Jones, 56.......................     Attorney, Jones & Jones; formerly President of Hoke,       1997
                                               Inc., its affiliates and subsidiaries (manufacturer
                                               of precision fluid control products)

Walter H. Jones, III, 58..................     Formerly Chairman of the Board of Hoke, Inc., its          1997
                                               affiliates and subsidiaries (manufacturer of
                                               precision fluid control products)

Gerald Korde, 57..........................     President, Birch Lumber Company, Inc. (wholesale and       1989
                                               retail lumber distribution company)

                                       4


Gerald H. Lipkin, 60......................     Chairman, President and Chief Executive Officer of         1986
  Chairman, President and Chief                Valley National Bancorp and Valley National Bank
  Executive Officer

Robinson Markel, 66.......................     Member of the law firm of Rosenman & Colin since           2001
                                               February, 1998; prior thereto a member of the law
                                               firm of Piper & Marbury L.L.P.; former Director of
                                               Merchants New York Bancorp, Inc. and The Merchants
                                               Bank of New York

Joleen Martin, 68.........................     President , C.P. Test Services, Inc. (valve and curb       1995
                                               box manufacturing company)

Robert E. McEntee, 68.....................     Management Consultant                                      1979

Richard S. Miller, 66.....................     President and Director, Williams, Caliri, Miller,          1999
                                               Otley & Stern, A Professional Corporation; former
                                               Director of Ramapo Financial Corporation and The
                                               Ramapo Bank

Robert Rachesky, 72.......................     Private Investor - Managing Partner, RSCM Realty           1982
                                               Co.; previously Consultant, Fujicolor Photo
                                               Services, Inc. (photo developing and supply company)

Barnett Rukin, 60.........................     Chief Executive Officer, SLX Capital Management            1991
                                               (asset manager); former Senior Vice President and
                                               Regional Chief Executive Officer, Northeast Region,
                                               Coach USA; former Chairman and Chief Executive
                                               Officer, Hudson Transit Lines, Inc. (operator of
                                               Short Line Bus Company)

Peter Southway, 66........................     Vice Chairman (formerly President and Chief                1978
  Vice Chairman                                Operating Officer) of Valley National Bancorp and
                                               Valley National Bank

Richard F. Tice, 71.......................     Partner, Tice Farms (farming and real estate)              1982

Leonard Vorcheimer, 58....................     Principal, L.J.V. Enterprises (investment concern)         1992

Joseph L. Vozza, 71.......................     President, Joseph L. Vozza Administrative Services,        1982
                                               Inc. (insurance consultant/administrator); former
                                               President, Joseph L. Vozza Agency, Inc. (insurance
                                               broker); and former President, Public Entity Risk
                                               Management Administration Corp. (administrator of
                                               self insurance pools for public entities)

Spencer B. Witty, 86......................     Former Chairman and Director of Merchants New York         2001
  Vice Chairman                                Bancorp, Inc. and The Merchants Bank of New York


         Peter Southway is the father of Peter John Southway. Both are executive officers of Valley and the Bank.

         Graham O. Jones and Walter H. Jones, III are brothers.


Committees of the Board of Directors
------------------------------------

      Our Board of Directors held seven meetings during 2000. Ten of our directors also serve as directors of the Bank.

      We have a standing Audit and Examining Committee. This committee reviews significant audit and accounting principles, policies and practices, meets with the Bank's internal auditors, reviews the report of the annual examination of Valley conducted by its outside auditors, and reviews examination reports and other reports of federal regulatory agencies. A copy of the Audit and Examining Committee Charter is attached as Appendix A to this proxy statement.

The members of the committee are Messrs. Rachesky (Chairman), Vorcheimer (Vice Chairman), Abramson, Drukker, W. Jones III, McEntee, and Rukin. The committee met four times during 2000.

      We have a standing Human Resource and Personnel Committee. This committee sets general compensation levels for all officers and employees and sets specific compensation for executive officers. It also administers our Long-Term Stock Incentive Plan and makes awards under that plan. The committee met five times in 2000. Its members are Messrs. McEntee (Chairman), G. Jones (Vice Chairman), Abramson, Cook, Korde, Rachesky and Tice.

      We have a standing Nominating and Governance Committee. This committee is responsible for nominating directors to serve on the boards of Valley and the Bank. The committee met three times during 2000. Its members are Messrs. Drukker (Chairman), Abramson, Coccia, Korde, Lipkin, McEntee, Rachesky and Vozza. The committee has not established specific procedures for receiving shareholder recommendations for director-nominees, but will consider any recommendations which are brought to its attention.

      During 2000 each director attended 75% or more of the meetings of the full Board of Directors and of each committee on which he or she served.

                          STOCK OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

      The following table contains information about the beneficial ownership of Valley common stock at December 31, 2000 by each director, by each Valley executive officer for whom individual information is required to be set forth in this proxy statement under rules of the Securities and Exchange Commission, and by directors and all executive officers as a group. We know of no person or group that beneficially owns 5% or more of Valley's common stock. Valley acquired Merchants New York Bancorp, Inc. on January 19, 2001 in a merger in which each outstanding share of Merchants common stock was converted into 0.7634 shares of Valley common stock. In the table below, ownership of one share of Merchants common stock on December 31, 2000 is treated as ownership of 0.7634 shares of Valley common stock.

                                                                              Number of Shares
                                                                             Beneficially Owned     Percent of
                        Name of Beneficial Owner                                    (1)             Class (2)
                        ------------------------                                    ----            ---------
Directors and Named Officers:
Andrew B. Abramson...................................................           127,899  (3)         0.17%
Charles J. Baum......................................................            94,942  (4)         0.13
Pamela Bronander.....................................................             5,952  (5)         0.01
Joseph Coccia, Jr....................................................           268,503  (6)         0.36
Harold P. Cook, III..................................................            39,613  (7)         0.05
Peter Crocitto.......................................................            78,704  (8)         0.10
Austin C. Drukker....................................................           112,792  (9)         0.15
Graham O. Jones......................................................           750,741  (10)        0.99
Walter H. Jones, III.................................................           749,519              0.99
Gerald Korde.........................................................         1,068,166  (11)        1.42
Gerald H. Lipkin.....................................................           348,337  (12)        0.46
Robinson Markel......................................................           105,586  (13)        0.14
Joleen Martin........................................................           127,504  (14)        0.17
Robert E. McEntee....................................................            57,388  (15)        0.08

                                       6

                                                                              Number of Shares
                                                                             Beneficially Owned     Percent of
                        Name of Beneficial Owner                                    (1)             Class (2)
                        ------------------------                                    ----            ---------

Robert Meyer........................................................            233,101  (16)        0.31
Richard S. Miller....................................................            48,790  (17)        0.06
Robert Rachesky......................................................           261,946  (18)        0.35
Barnett Rukin........................................................            29,538  (19)        0.04
Peter Southway.......................................................           256,342  (20)        0.34
Peter John Southway..................................................            88,672  (21)        0.12
Richard F. Tice......................................................           189,917  (22)        0.25
Leonard Vorcheimer...................................................            43,978  (23)        0.06
Joseph L. Vozza......................................................            43,238  (24)        0.06
Spencer B. Witty.....................................................         1,259,654  (25)        1.67
Directors and Executive Officers as a group (34 persons).............         6,985,137  (26)        9.26

------------------------------


NOTES:

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) The number of shares of Valley common stock used in calculating the percentage of the class owned includes 60,037,576 shares of Valley common stock outstanding as of December 31, 2000. Valley acquired Merchants on January 19, 2001 in a merger in which Valley common stock was issued based on an exchange ratio of 0.7634 shares for each share of Merchants common stock. The number of shares used in calculating the percentage of the class owned includes 14,252,768 additional shares of Valley common stock, which is the number of Merchants shares outstanding as of December 31, 2000 multiplied by the exchange ratio as though the merger had been consummated on that date. Ownership of one share of Merchants common stock on December 31, 2000 is treated as ownership of 0.7634 shares of Valley common stock. The table also includes 1,179,685 shares purchasable pursuant to stock options for Valley or Merchants shares which were exercisable within 60 days of December 31, 2000.

(3) This total includes 3,264 shares held by Mr. Abramson's wife, 7,755 shares held by his wife in trust for his children, 13,749 shares held by a family trust for which Mr. Abramson is trustee, 4,231 shares held by a family foundation, 53,424 shares held by a trust in which Mr. Abramson is a trustee and 2,895 shares held in self-directed IRA Plans in which Mr. Abramson and his wife are beneficiaries.

(4) This total includes 4,074 shares owned by Mr. Baum's wife, 17,625 shares owned by a corporation that Mr. Baum controls and 34,005 shares in a retirement pension plan for which Mr. Baum is a trustee. Mr. Baum disclaims beneficial ownership of the shares held by his wife.

(5) This total includes 1,003 shares held in custody for children and 590 shares held in a trust.

(6) This total includes 242,017 shares held by Mr. Coccia jointly with his wife, 17,427 shares held by a family foundation and 9,059 shares held by his wife.

(7) This total includes 894 shares for Mr. Cook's daughter, 605 shares held by Mr. Cook's wife with a relative, 4,748 shares held for Mr. Cook's mother for whom Mr. Cook holds power of attorney, 744 shares held as Mr. Cook's share of a partnership, 551 shares held in a profit sharing plan for which Mr. Cook is trustee, 604 shares held in self-directed IRA Plans of which Mr. Cook and his wife are beneficiaries 3,038 shares held by his wife, 1,623 restricted shares, and 8,116 shares purchasable pursuant to stock options exercisable within 60 days, but not the 2,030 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(8) This total includes 87 shares held by Mr. Crocitto's wife, 1,569 shares held by Mr. Crocitto as custodian for his children, 10,527 restricted shares, and 31,053 shares purchasable pursuant to stock options exercisable within 60 days, but not the 33,698 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(9) This total includes 1,496 shares held by Mr. Drukker's wife, 19,853 shares held by a trust for which Mr. Drukker is a trustee and of which he is a beneficiary, and 4,874 shares held by a family foundation.

(10) This total includes 1,222 shares owned by trusts for the benefit of children for which his wife is co-trustee.

(11) This total includes 159,573 shares held in the name of Mr. Korde's wife, 33,742 shares held jointly with his wife, 350,786 shares held by his wife as custodian for his children, 147,520 shares held by a trust for which Mr. Korde is a trustee and 105,652 shares held by a profit sharing plan which Mr. Korde controls.

(12) This total includes 47,424 shares held in the name of Mr. Lipkin's wife, 76 shares held jointly with his wife, 7,582 shares held by self-directed IRA Plans in which Mr. Lipkin and his wife are beneficiaries and 12,868 shares held by a family foundation. This total also includes Mr. Lipkin's 18,208 restricted shares and 105,601 shares purchasable pursuant to stock options exercisable within 60 days, but not the 35,131 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(13) This total includes 2,657 shares owned by Mr. Markel's wife, 5,837 shares held by his wife in trust for his children, and 44,955 shares owned by Mr. Markel in his self-directed IRA. Mr. Markel disclaims beneficial ownership of the shares held by his wife and the shares held by his wife in trust for his children.

(14) This total includes 60,135 shares held by Ms. Martin jointly with her husband, 14,152 shares held by her husband and 26 shares held by Ms. Martin as trustee.

(15) This total includes 760 shares held in the name of Mr. McEntee's wife, 52,532 shares held jointly with his wife and 4,096 shares held by Mr. McEntee in a self-directed Keogh plan.

(16) This total includes Mr. Meyer's 9,659 restricted shares and 216,830 shares purchasable pursuant to stock options exercisable within 60 days, but not the 31,529 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(17) This total includes 14,056 shares held by a self-directed IRA Plan, 13,661 shares held jointly with his wife, 1,277 shares held by a corporation, 1,404 shares held by his wife, and 6,559 shares owned by a trust. This total also includes 9,557 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2000. Mr. Miller had no other stock options as of December 31, 2000. Mr. Miller disclaims beneficial ownership of all shares held by the corporation except 223 shares, of the 1,404 shares held by his wife, and of 50% or 3,279 shares held by a trust in which others have beneficial interests.

(18) This total includes 18,949 shares held by a self-directed IRA Plan, 23,365 shares held in a self-directed IRA by his wife and 219,632 shares held by an annuity trust for which Mr. Rachesky is co-trustee.

(19) This total includes 11,631 shares held by Mr. Rukin's wife as custodian and Mr. Rukin, as trustee, in various accounts for their children, and 2,650 shares held by a private foundation of which Mr. Rukin is an officer.

(20) This total includes 11,901 shares held in the name of Mr. Southway's wife, 6,700 shares held in a family foundation and 3,878 shares held in self-directed IRA Plans. This total also includes Mr. Southway's 8,356 restricted shares and 65,659 shares purchasable pursuant to stock options exercisable within 60 days, but not the 14,445 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(21) This total includes 1,248 shares held by Mr. Peter John Southway as custodian for his children, 10,527 restricted shares and 45,486 shares purchasable pursuant to stock options exercisable within 60 days, but not the 33,698 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2000.

(22) This total includes 60,874 shares held jointly with Mr. Tice's wife and 35,092 shares owned by a partnership of which Mr. Tice is a general partner and 551 shares held in a self-directed IRA Plan.

(23)  This total includes 3,054 shares held by a family trust.

(24) This total includes 1,921 shares held by Mr. Vozza's wife and 4,216 shares held by a family foundation.

(25) This total includes 5,649 shares held by Mr. Witty's wife, 403,211 shares held in a trust in which Mr. Witty is a trustee, and 356,328 shares held in a trust in which Mr. Witty is a co-trustee. Mr. Witty disclaims beneficial ownership of the shares held by his wife and the shares held by the trusts.

(26) This total includes 594,315 shares owned by thirteen executive officers who are not directors or Named Officers, which total includes 25,277 restricted shares and 166,989 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2000, but not the 114,834 shares potentially available in the future by exercise of their stock options not exercisable within 60 days of December 31, 2000. The total does not include shares held by the Bank's trust department.

                             EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

      The following table summarizes all compensation earned in the past three years by the listed persons for services performed in all capacities for Valley and its subsidiaries.


                                                                             Long Term
                                         Annual Compensation            Compensation Awards
                                         -------------------            -------------------
 Name and Principal Position                                        Restricted      Securities
 with Valley National Bancorp                                         Stock         Underlying         All Other
   and Valley National Bank                                         Awards(s)        Options/        Compensation
                                 Year     Salary($)    Bonus($)      (1)($)       SARs(2)(4)(#)         (3)($)
                                 ----     ---------    --------      -------      -------------         ------
Gerald H. Lipkin,............    2000     525,000       525,000       118,755         15,750            35,450
Chairman, President and Chief    1999     500,000       475,000       145,950         16,538            34,850
Executive Officer                1998     480,000       425,000       186,313         20,670            35,078

Peter Southway,.............     2000      280,000      200,000        23,751          5,250            10,200
Vice Chairman                    1999      270,000      200,000        52,542          5,513             9,600
                                 1998      260,000      200,000       130,419         13,780             9,600

Robert Meyer,.................   2000      260,000      105,000        98,000         11,000            10,200
Executive Vice President         1999      240,000      100,000        77,250         10,500             9,600
                                 1998      230,000       90,000        81,562         11,025             9,600

Peter John Southway,........     2000      260,000      105,000        98,000         11,000            10,200
Executive Vice President         1999      240,000      100,000        77,250         10,500             9,600
                                 1998      230,000       90,000        81,562         11,025             8,000

Peter Crocitto,.............     2000      260,000      105,000        98,000         11,000            10,200
Executive Vice President         1999      240,000      100,000        77,250         10,500             9,600
                                 1998      230,000       90,000        81,562         11,025             9,600

---------------------------
NOTES

(1) As required by Securities and Exchange Commission rules, the dollar amounts set forth in the columns are based on values as of the date of the grants. The dollar amounts in the following paragraph are based on values as of December 31, 2000. All restrictions on restricted stock awards lapse at the rate of 20% per year commencing with the first anniversary of the date of grant, other than those awards granted to Mr. Peter Southway in 1999, which lapse at the rate of 33-1/3%, and awards granted to Mr. Peter Southway in 2000, which lapse on April 1, 2001. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock. The restricted stock awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plan. Upon a "change in control," as defined in that plan, all restrictions on shares of restricted stock will lapse and all stock options will vest in full.

      For Mr. Lipkin, the column represents awards of 5,250 shares in 2000, 5,512 shares in 1999 and 6,890 shares in 1998. As of December 31, 2000, Mr. Lipkin held an aggregate of 18,208 shares of restricted stock with a value of $606,554. For Mr. Peter Southway, the column represents awards of 1,050 shares in 2000, 1,985 shares in 1999 and 4,823 shares in 1998. As of December 31, 2000, Mr. Peter Southway held an aggregate of 8,356 shares of restricted stock with a value of $278,359. For Mr. Meyer, the column represents awards of 3,500 shares in 2000, 3,150 shares in 1999 and 3,307 shares in 1998. As of December 31, 2000, Mr. Meyer held an aggregate of 9,659 shares of restricted stock with a value of $321,765. For Mr. Peter John Southway, the column represents awards of 3,500 shares in 2000, 3,150 shares in 1999 and 3,307 shares in 1998. As of December 31, 2000, Mr. Peter John Southway held an aggregate of 10,527 shares of restricted stock with a value of $350,681. For Mr. Crocitto, the column represents awards of 3,500 shares in 2000, 3,150 shares in 1999 and 3,307 shares in 1998. As of December 31, 2000, Mr. Crocitto held an aggregate of 10,527 shares of restricted stock with a value of $350,681.

(2) The amounts listed represent stock options granted to the persons listed in the form of qualified incentive stock options or nonqualified stock options (but in either event granted at the fair market value on the date of grant). All the stock options vest at the rate of 20% per year commencing with the first anniversary except as specified otherwise below. Upon a "change in control" as defined in the Long-Term Stock Incentive Plan, all stock options become immediately and fully exercisable. For 1998, 6,891 of the stock options granted to Mr. Lipkin and 4,548 of the stock options granted to Mr. Peter Southway had tandem SARs. As to those stock options/SARs, the executive will have the choice of exercising the option for stock or obtaining the cash value of the option on the exercise date.

(3) All amounts shown in this column reflect employer contributions to a 401(k) plan on behalf of the person listed, except that $25,250 of the amount shown for Mr. Lipkin in 2000, 1999 and 1998 represents the cost to Valley of Mr. Lipkin's $1,000,000 split dollar life insurance plan.

(4) Stock options/SARs and stock awards have been restated for stock dividends and stock splits.


Option Grants in 2000
---------------------

      The following table shows the stock options granted to the person listed in 2000, and their potential value at the end of the option term, assuming certain levels of appreciation of Valley's common stock.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                   Annual Rates of
                                                                                                     Stock Price
                                                                                                  Appreciation for
                                    Individual Grants                                              Option Term (1)
------------------------------------------------------------------------------------------      ----------------------
                                               Percent of
                              Number of       Total Stock
                             Securities       options/SARs    Exercise
                             Underlying        Granted to     or Base
                            Options/SARs     Employees in     Price         Expiration
          Name             Granted (#)(2)     Fiscal Year     ($/Sh)(2)        Date               5%($)      10%($)
          ----             --------------     -----------     ----------       -----              ------     ------
Gerald H. Lipkin............ 15,750 (3)           5.9%          22.62        2/12/2010           224,053     567,795
Peter Southway..............  5,250 (3)           2.0%          22.62        2/12/2010            74,684     189,265
Robert Meyer................ 11,000 (3)           4.1%          28.00       11/28/2010           193,700     490,873
Peter John Southway......... 11,000 (3)           4.1%          28.00       11/28/2010           193,700     490,873
Peter Crocitto.............. 11,000 (3)           4.1%          28.00       11/28/2010           193,700     490,873

-----------------------
NOTES

(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Valley's common stock price. Based upon 74,290,344 common shares outstanding as of December 31, 2000 (including 14,252,768 shares representing Merchants stock outstanding at December 31, 2000 multiplied by the 0.7634 exchange ratio at which Merchants shares were converted into Valley common stock in connection with Valley's acquisition of Merchants on January 19, 2001), all shareholders as a group would receive future appreciation of $1,556,386,589 with 5% growth, and $3,944,189,194 with 10%
      growth, over a 10-year period.

(2) The number of shares subject to the options, and the exercise price per share, have been adjusted to reflect a subsequent stock dividend.

(3) These stock options become exercisable at the rate of 20% per year beginning February 12, 2001 as to Gerald Lipkin and Peter Southway and 20% per year beginning November 28, 2001 as to Robert Meyer, Peter John Southway and Peter Crocitto. The stock options accelerate in the event of a change in control, as defined in the Long-Term Stock Incentive Plan.


Aggregated Option Exercises in 2000 and Year-End Option Values
--------------------------------------------------------------

      The following table shows the stock options exercised by persons listed in 2000, the number of stock options/SARs remaining unexercised at year-end, and the value of unexercised in-the-money stock options/SARs at year end.


                       AGGREGATED OPTION/SAR EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                             Shares                          Number of Securities          Value of Unexercised
                             Shares                        Underlying Unexercised       In-the-Money Options/SARs
                            Acquired on      Value       Options/SARs at FY-End (#)           at FY-End ($)
           Name             Exercise (#)  Realized ($)    Exercisable/Unexercisable     Exercisable/Unexercisable
           ----             ------------  ------------    -------------------------     -------------------------
Gerald H. Lipkin............   34,994      437,574              86,110/54,622               1,366,214/541,825
Peter Southway..............   27,347      376,896              54,085/26,019                853,172/269,927
Robert Meyer................   15,000      334,650             216,830/31,529               5,550,842/240,633
Peter John Southway.........    6,578      143,943              45,486/33,698                673,412/274,145
Peter Crocitto..............    3,189       47,205              31,053/33,698                400,263/274,145


Pension Plans
-------------

      Bank Pension Plan. The Bank maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85 of 1% of the employee's average final compensation up to the employee's average social security wage base plus (ii) 1.15% of the employee's average final compensation in excess of the employee's average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee's "average final compensation" is the employee's highest 5 year average of the employee's annual salary (excluding bonuses, overtime pay and other special pay), i.e., the amount listed as "Salary" in the Summary Compensation Table, subject to an annual compensation limit of $170,000, received during the last 10 years of employment.

      The following table shows the estimated annual retirement benefits from the pension plan, assuming retirement at age 65 and a straight life annuity benefit, for the compensation levels and years of credited service shown.


                               PENSION PLAN TABLE

                                                     Years of Credited Service
                                    -------------------------------------------------------------
Average Final Compensation             15          20           25          30           35
--------------------------             --          --           --          --           --
$  25,000...................           $3,188       $4,250      $5,313      $6,375        $7,438
$  50,000...................           $7,046       $9,394     $11,743     $14,091       $16,440
$ 100,000...................          $15,671      $20,894     $26,118     $31,341       $36,565
$ 150,000...................          $24,296      $32,394     $40,493     $48,591       $56,690
$ 170,000 and higher........          $26,021      $34,694     $43,368     $52,041       $60,715


-----------------------
NOTES:

1. Amounts shown reflect the $170,000 limit on compensation and the $135,000 maximum benefit payable and represent the benefits that could be paid from the qualified trust during 2000. These limits are subject to annual cost of living increases.

2.    An employee may receive  benefits greater than those shown in the table if
      (a) his accrued benefit as of December 31, 1988 under the terms of the pre-1989 Plan is higher, (b) his accrued benefit as of December 31, 1993 (based on the compensation limits in effect before 1994) is higher, or (c) he is a participant in the Benefit Equalization Plan, an unfunded arrangement which provides benefits to a select group of highly compensated officers, and which is described below.

      Benefit Equalization Plan. Effective January 1, 1989, the Bank adopted a Benefit Equalization Plan which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under the Pension Plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified deferred benefit plan, minus (b) the individual's Pension Plan benefit. In general, officers of Valley who are members of the Pension Plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the Benefit Equalization Plan. The Human Resource and Personnel Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the Benefit Equalization Plan. Effective January 1, 1989, Gerald Lipkin and Peter Southway became participants in the Benefit Equalization Plan. Effective January 1, 1996, Peter John Southway and Peter Crocitto became participants in the Benefit Equalization Plan. Effective January 1, 2001, Robert Meyer and Alan Eskow became participants in the Benefit Equalization Plan. No other officers presently participate.

      The following table shows the estimated annual retirement benefits from the Benefit Equalization Plan and qualified Pension Plan combined, assuming retirement at age 65 in 2000 and a straight life annuity benefit, for the compensation levels and years of credited service shown. The chart is calculated using the average social security wage base and social security benefits in effect during 2000.


                                                                Years of Credited Service

                                    -----------------------------------------------------------------------------------

Average Final Compensation               15            20            25            30            35            40
--------------------------               --            --            --            --            --            --
$150,000....................             $25,646       $34,194       $42,743       $51,291       $59,840       $68,388
$200,000....................             $35,021       $46,694       $58,368       $70,041       $81,715       $93,388
$250,000....................             $44,396       $59,194       $73,993       $88,791      $103,590      $118,388
$300,000....................             $53,771       $71,694       $89,618      $107,541      $125,465      $143,388
$350,000....................             $63,146       $84,194      $105,243      $126,291      $147,340      $168,388
$400,000....................             $72,521       $96,694      $120,868      $145,041      $169,215      $193,388
$450,000....................             $81,896      $109,194      $136,493      $163,791      $191,090      $218,388
$500,000....................             $91,271      $121,694      $152,118      $182,541      $212,965      $243,388


      Gerald Lipkin, Peter Southway, Robert Meyer, Peter John Southway and Peter Crocitto have approximately 25, 41, 4, 22 and 24 years of credited service, respectively, under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it) as of January 1, 2000, and, at age 65, would have 32.1, 43.3, 14.9, 49.1 and 47.0 years of credited service, respectively. (However, the maximum currently is 40 years of credited service.) In 2000 the following persons received the compensation shown below for purposes of determining their retirement benefits under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it): Gerald Lipkin $525,000; Peter Southway $280,000; Robert Meyer $260,000; Peter John Southway $260,000; and Peter Crocitto $260,000. Pursuant to an agreement, effective May 8, 1996, Valley and the Bank guaranteed Peter Southway a minimum pension, expressed as a joint and survivor annuity of $164,036 if he retired after age 65. Pursuant to an agreement dated August 17, 1994 and amended on November 28, 2000, a minimum retirement benefit of $220,000 per year is provided to Mr. Lipkin in the form of a joint and two-thirds survivor annuity which would pay his wife $146,667 per year in the event of Mr. Lipkin's death. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

Employment Contracts and Termination of Employment and Change of Control Arrangements
------------

      On August 17, 1994, Valley and the Bank entered into severance agreements with Gerald Lipkin and Peter Southway and as of January 1, 1998, Valley and the Bank entered into severance agreements with Robert Meyer, Peter John Southway and Peter Crocitto. The severance agreements provide that in the event the executive is terminated without cause, he will be entitled to a lump sum payment equal to 12 months of his annual salary at the time of termination, plus a fraction of the bonus paid to him in the previous year, where such fraction is the number of months of the current year during which he served before being terminated, divided by 12. Mr. Lipkin would also receive health and dental benefits through age 65. Mr. Meyer, Mr. Peter John Southway and Mr. Crocitto would receive health, dental benefits, and life insurance and disability plan continuance for three years. Pursuant to the agreement effective May 8, 1996, Valley amended Mr. Southway's severance agreement to use $375,000 as the applicable annual base salary regardless of the base salary actually paid to him. With respect to Mr. Lipkin, his severance agreement provides additional payments in the event of his death or disability.

      As of January 1, 1999, Valley and the Bank entered into amended and restated change-in-control agreements with Gerald Lipkin, Peter Southway, Peter John Southway, Peter Crocitto and Robert Meyer. The change-in-control agreements generally provide employment protection to the covered executives for a three-year period following any change-of-control (as defined in the agreement). If the executive is terminated without cause, or if he resigns for good reason (as defined) he receives a lump sum equal to three times the highest annual compensation paid to him during any calendar year in the three calendar years immediately preceding the change-in-control, plus three years of extra service credited under the benefit equalization plan if he is a participant in it, and continuation of his health, hospitalization and medical insurance for a three year period. Payment and the duration of benefits are proportionately reduced as the executive reaches his normal retirement age (age 67 for Peter Southway and ages 65 for the other executives). All change-in-control agreements are for fixed terms, but provide for automatic annual extensions unless Valley takes specific action to halt the renewal. The change-in-control payments and benefits to the executive will be increased by the amount of the excise tax (and related income and payroll taxes on such amounts) imposed upon all "excess parachute payments" under the Internal Revenue Code so that the executive will be entitled to retain the benefit of these promised payments and benefits without reduction by the excise tax. Excess parachute payments exist when "parachute payments" (i.e., all payments and benefits contingent on a change-in-control) exceed 3 times the employee's average taxable compensation over the last 5 calendar years. The Long-Term Stock Incentive Plan provides that upon a "change-in-control" (as defined in that plan) all restrictions on shares of restricted stock granted under the plan will lapse and all outstanding stock options under the plan will, for a period of 60 days, become immediately and fully exercisable. The value of any accelerated vesting is considered a parachute payment.

      As of July 7, 1995, Valley and Mr. Lipkin entered into a split dollar life insurance arrangement. Under the arrangement, Valley agreed to pay the annual premiums necessary to fund a $1,000,000 second-to-die life insurance policy on the lives of Mr. Lipkin and his wife. When the policy is fully paid, or from the death benefits thereunder, Valley will be repaid all of its premium payments made by it (without interest). In return, in an agreement as of that date, Mr. Lipkin waived all rights he has to group term policies under Valley's benefit policies or otherwise. The split dollar policy is anticipated to require annual premium payments by Valley of $25,250 for 11 years, although the amount and duration of the premiums depends on the dividends paid by the insurance company. Valley has also agreed that it will pay the premiums, regardless of whether Mr. Lipkin continues to be employed by Valley.

Director Compensation Arrangements
----------------------------------

      Valley pays its directors a $25,000 annual retainer, plus fees of $1,500 per board meeting attended, $1,000 for each Audit and Examining Committee meeting and Human Resource and Personnel Committee meeting and $500 for each other committee meeting attended. Bank directors' fees consist of $750 for each meeting of the Board attended and $500 for each committee meeting attended. Directors of Valley and the Bank who are salaried officers do not receive directors' fees or retainers. The Chairmen of the Human Resource and Personnel Committee, the Nominating and Governance Committee, the Audit and Examining
Committee, the Insurance Committee and the Community Development and Fair Lending Committee, currently Messrs. McEntee, Drukker, Rachesky, Vozza and Ms. Bronander, respectively, each receive an additional retainer of $5,000 per year. The Vice Chairmen of the Human Resource and Personnel Committee and the Audit and Examining Committee, currently Messrs. G. Jones and Vorcheimer respectively, each receive an additional retainer of $2,500 per year.

      In November 1992, Valley instituted a retirement plan for eligible non-employee directors of Valley and/or the Bank. The plan provides for benefits which commence after the non-employee director has retired from the Board and reached the age of 65. The benefits terminate in 10 years or earlier upon death of the non-employee director. The annual benefit is a percentage of the annual retainers paid by Valley and the Bank to the director at the time of retirement, as follows: after 5 years of service (25%), increasing 5% for each additional year of service to 100% after 20 years of service.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

      Section 16(a) of the Securities Exchange Act of 1934 requires Valley's directors and executive officers to file reports of holdings and transactions in Valley Common Stock with the Securities and Exchange Commission. Based on Valley's review of all reports furnished to it for 2000 pursuant to Section 16(a), Valley believes all of the reports required to be filed under Section 16(a) were filed on a timely basis with respect to Valley's fiscal year ended December 31, 2000.

                HUMAN RESOURCE AND PERSONNEL COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The following report was prepared by Valley's Human Resource and Personnel Committee regarding executive compensation policy and its relation to Valley's performance.

Compensation Review Process
---------------------------

      The Human Resource and Personnel Committee of the Board of Directors, consisting entirely of independent outside directors, is responsible for establishing and overseeing policies governing annual and long-term compensation programs for officers named in the compensation tables shown above and other executive officers of Valley.

      The committee uses an independent compensation consulting firm to assist in its deliberations. The committee has sought the consultant's guidance in maintaining levels of executive compensation that are consistent with banks that are similarly situated in terms of business and labor market competition (the compensation peer group).

      With  this  outside,   independent  assistance,  the  committee  evaluates
salaries, annual performance goals and awards under annual incentive plans and administers the Long-Term Stock Incentive Plan.

      When the committee's actions relate to officers who also are directors, the Board of Directors (exclusive of the officer-directors) reviews the recommendations of the committee and approves final compensation arrangements.

Compensation Strategy
---------------------

      The objective of Valley's executive compensation program is to align compensation with business strategy and the continued enhancement of shareholder value through stock price growth and dividends.

      A total compensation approach to determining appropriate compensation levels for executive officers has been adopted by the committee. Target total compensation levels (consisting of annual base salary, and annual and long-term incentive award opportunities, including stock options and restricted stock) are established at the beginning of each year. These targets take into consideration Valley's performance relative to its compensation peer group and total compensation opportunities for the peer group. Under this total compensation approach, an increasing amount of the executive total compensation mix is based on pay-for-performance targets and performance compared to peers. The performance measures can vary from year to year and may include earnings growth, return on assets and return on equity.

      The organizations used for the purpose of developing compensation targets are based on labor market competition as well as business competition. These organizations may differ from the banking organizations included in the industry group used in the Performance Graph of stock growth and dividend reinvestments shown below.

      Valley's size and performance results are taken into consideration to identify appropriate target total compensation opportunities for Valley's executives. As a result, when performance objectives are exceeded, executives have an opportunity to realize compensation above their target total compensation levels. When performance objectives are not met, the total compensation paid is lower than target.

      Specific compensation program components are discussed below.

Base Salary
-----------

      Base salary levels are determined each year, in part, by considering the labor market levels of compensation paid to executives of comparable banking organizations. Labor market values are established by the peer group banking organization modeling process described above and supplemented by the average results of an analysis of published compensation surveys of similar size organizations in the banking industry to reflect broader industry trends.

      The labor market values are used to create salary ranges. Individual executive salaries are determined relative to the ranges on the basis of a subjective assessment of each executive's contribution to the Bank's success as well as the level of knowledge and experience each executive brings to the job.

Annual Incentive Plan
---------------------

      Consistent with the goals of continued financial strength and shareholder value creation for 2000, annual incentive awards were based on a combination of achieving or exceeding corporate objectives for earnings growth, return on average assets and return on average equity, and individual performance of participating officers.

      The annual incentive plan has minimum performance requirements, below which no bonuses may be awarded. Targets for earnings growth, minimum return on average equity and return on average assets are determined each year at the beginning of the annual incentive plan year.

      Each year target annual incentive opportunities for executives are established using the data from the peer group, again, supplemented by the combined results of the analysis of published surveys of compensation in the banking industry and internal relationships. The committee adopted a policy of setting target opportunities near the average of those available in the competitive market place. Target awards range up to 60% or more of base salary.

      Actual annual incentive awards are determined through a performance measurement process relative to achievement of Valley goals and individual performance objectives. Corporate performance can account for up to 75% of each participant's target award. Individual performance achievement measures are both objective (e.g., pre-determined goals) and subjective (e.g., Board assessment of the executive's leadership and management of resources). In addition, the committee can, at its discretion, adjust individual awards by plus or minus 20%. Actual awards can range from 0% to 115% of an executive's base salary depending on company and individual performance.

Long-Term Stock Incentive Plan
------------------------------

      Long-term incentive awards may be granted in the form of stock options (qualified incentive stock options or non-qualified stock options), stock appreciation rights and/or restricted stock. The purpose of these awards is to align executive long-term compensation opportunities with the realization of stock price growth and dividends for shareholders.

      The number of stock options and restricted stock awards are determined on an annual basis using the target long-term incentive award opportunity as a guide. This is initially the difference between the target total compensation opportunity and the sum of the executive's base salary and target annual incentive award opportunity. A combination of restricted stock and stock options are then awarded up to the target long-term incentive award opportunity on a subjective basis, taking into account Valley's performance, competitive practices, and individual performance. Previous stock option and restricted stock awards also may be considered by the committee and the Board, at its discretion, in determining the number of stock option and restricted shares to be granted.

Compensation of the Chief Executive Officer and Other Named Executive Officers
------------------------------------------------------------------------------

      For 2000, Mr. Lipkin was granted a 5% salary increase, bringing his base salary level to $525,000. This salary increase recognizes Mr. Lipkin's contribution to Valley's success, the level of knowledge and experience he brings to the job of Chairman, President and Chief Executive Officer, and the labor market levels of compensation paid to chief executive officers of comparable banking organizations. Additionally, Mr. Lipkin led Valley in achieving annual objectives.

      Salary adjustments for the other named executive officers averaged 7%, and ranged from 4% to 8%, of their base salaries and reflected individual officer contributions to the growth of the Bank, experience and skill levels and the movement of salaries in competitive labor markets.

      The 2000 base salary levels were determined in accordance with Valley's policy as described in "Base Salary" above.

      For 2000, Valley's performance met targeted levels and approved goals. Mr. Lipkin contributed to this success by developing Valley's management team, improving Valley's financial strength, broadening the product line and expanding market share. As a result of these contributions, Mr. Lipkin's annual incentive award was therefore 100% of his base salary.

      For the other named executive officers, the 2000 annual incentive awards averaged 49% of their 2000 salaries. These awards ranged from 40% to 71% for these individuals, reflecting differences in business unit results and organization level.

      The 2000 annual incentive awards were determined in accordance with Valley's policy as described in "Annual Incentive Plan" above.

      As part of the total compensation program, in 2000 Mr. Lipkin was awarded a stock option for 15,750 shares at $22.62 per share, the market value on the date of grant. Mr. Lipkin also was awarded 5,250 shares of restricted Valley common stock. These amounts have been adjusted to reflect the five percent stock dividend issued May 16, 2000. The stock options become exercisable and the restricted stock becomes vested at the rate of 20% per year starting with the first anniversary from the date of grant. Mr. Lipkin's opportunity to receive value from the option awards is contingent on the growth of Valley's stock price over the vesting period of the awards.

      During 2000, other executive officers named in the compensation tables received qualified incentive stock option grants totaling 38,250 shares at an average grant price of $27.26 per share. As a group, the other named executive officers received restricted stock awards totaling 11,550 shares at an average price at grant of $27.51 per share. All of these shares were granted at the market value on the date of grant. All of the factors relating to exercise of stock options and tandem SARs and the vesting of restricted stock noted above for Mr. Lipkin apply to these stock awards.

      The long-term incentive awards to executive officers in 2000 were made in accordance with the total target compensation approach described under "Long-Term Stock Incentive Plan" above. In addition, previous stock options and restricted stock awards were considered in making these awards.

Deductibility of Compensation
-----------------------------

      Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation for the five highest paid officers. Deductible compensation for those officers is limited to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which has been approved by shareholders.

      In 2000, Valley shareholders approved the Executive Incentive Plan which is intended to exempt from Section 162(m) limits the long-term incentive awards for covered executive officers. Based on its 2001 salaries, the Executive Incentive Plan and the annual incentive awards, stock option and restricted stock awards, Valley does not expect any of its active named executive officers to materially exceed the $1 million deductibility threshold during the 2001 taxable year.

      Detailed information related to the compensation of five of Valley's executive officers is shown in the compensation tables within this proxy statement.

                 Human Resource and Personnel Committee Members:

                           Robert E. McEntee, Chairman
                         Graham O. Jones, Vice Chairman
                               Andrew B. Abramson
                               Harold P. Cook, III
                                  Gerald Korde
                                 Robert Rachesky
                                 Richard F. Tice

                                PERFORMANCE GRAPH

      The following graph compares the cumulative total return on a hypothetical $100 investment made on January 1, 1996 in: (a) Valley's common stock: (b) the Standard and Poor's ("S&P") 500 Stock Index; and (c) the Keefe, Bruyette & Woods' KBW 50 Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.



  -------------------------------------------- ------------ ----------- ----------- ---------- ----------- ----------
                                                  1/96        12/96       12/97       12/98      12/99       12/00
                                                  ----        -----       -----       -----      -----       -----
  Valley National Bancorp                         100.0       111.82      186.52     172.92      187.44     242.96
  KBW 50 Index                                    100.0       141.46      206.80     223.91      216.14     259.50
  S&P 500 Index                                   100.0       122.96      163.98     210.85      255.21     231.98
  -------------------------------------------- ------------ ----------- ----------- ---------- ----------- ----------



                          AUDIT AND EXAMINING COMMITTEE

         Beginning this year, the Securities and Exchange Commission requires each publicly-registered company to include in its annual proxy statement certain information about its audit committee and a report from that committee. This newly-required information and report are set forth below.

Information about Valley's Audit and Examining Committee and its Charter
------------------------------------------------------------------------

         Valley has a standing audit committee, which is designated the Audit and Examining Committee. Valley's Board of Directors has adopted a written charter for the Audit and Examining Committee. A copy of that charter is included as Appendix A at the end of this proxy statement. Each member of the Audit and Examining Committee is independent, as that term is defined in the listing standards of the New York Stock Exchange relating to audit committees.

Report of the Audit and Examining Committee
-------------------------------------------

March 1, 2001

To the Board of Directors of Valley National Bancorp:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                     Robert R. Rachesky, Committee Chairman
                        Leonard Vorcheimer, Vice Chairman
                               Andrew B. Abramson
                                Austin C. Drukker
                              Walter H. Jones, III
                                Robert E. McEntee
                                  Barnett Rukin


                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      All members of the Human Resource and Personnel Committee, or their affiliates, have engaged in loan transactions with the Bank. Committee members include Messrs. McEntee (Chairman), G. Jones (Vice Chairman), Abramson, Cook, Korde, Rachesky and Tice. All such loans were made in the ordinary course of business of the Bank. During 2000, the Bank paid for legal services to a law firm whose partner is Mr. Cook, and the Bank paid for legal services to a law firm whose partner is Mr. G. Jones. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of Valley's Human Resource and Personnel Committee.


                      CERTAIN TRANSACTIONS WITH MANAGEMENT

      The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

      During 2000, the Bank paid for legal services as described above under the caption "Compensation Committee Interlocks And Insider Participation." During 2000, the Bank also paid for legal services to a law firm whose partner is Richard S. Miller, a director and shareholder of Valley. During 2000, Merchants Bank of New York, which has since been merged into the Bank, paid for legal services to a law firm whose partner is Robinson Markel, who was then a director and shareholder of Merchants, and is now a director and shareholder of Valley.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Valley's directors and executive officers to file reports relating to their ownership and changes in ownership of Valley common stock with the Securities and Exchange Commission and New York Stock Exchange. Based on information provided by Valley's directors and executive officers and a review of such reports, Valley believes that all required reports were filed on a timely basis during 2000.

Recommendation on Proposal 1
----------------------------

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG LLP, independent public accountants, have audited the books and records of Valley since 1986. Selection of Valley's independent public accountants for the 2001 fiscal year will be made by the Audit Committee of the Board subsequent to the annual meeting.

      KPMG LLP has advised Valley that one or more of its representatives will be present at the annual meeting of shareholders to make a statement if they so desire and to respond to appropriate questions.

         The fees billed for services rendered for Valley by KPMG LLP for the year 2000 were as follows:

         Audit Fees                                                    $288,940
         Financial Information Systems Design and Implementation Fees  $     -
         All Other Fees                                                $309,850

         The Audit and Examining Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining KPMG LLP's independence.


                              SHAREHOLDER PROPOSALS

      New Jersey corporate law requires that the notice of a shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in Valley's notice of shareholders' meeting in order for the proposal to be properly considered at a meeting of Valley.

      Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in Valley's year 2002 proxy material must be received by the Secretary of Valley National Bancorp no later than November 2, 2001.

      If Valley changes its 2002 annual meeting date to a date more than 30 days from the date of its 2001 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail its proxy materials. If Valley changes the date of its 2002 annual meeting in a manner that alters the deadline, Valley will so state under
Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

                                  OTHER MATTERS

      The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

      Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or Internet. The proxy is solicited on behalf of the Board of Directors.

                                    By Order of the Board of Directors


                                    Gerald H. Lipkin
                                    Chairman, President and
                                    Chief Executive Officer
Wayne, New Jersey
March 1, 2001

      A copy of Valley's Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission will he furnished to any shareholder on written request addressed to Dianne M. Grenz, Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Valley's Annual Report on Form 10-K (without exhibits) is also available on our website at www.valleynationalbank.com.

                                                                   Appendix A

                      Audit and Examining Committee Charter

         Beginning this year, the Securities and Exchange Commission requires each publicly-registered company with a written audit committee charter to include a copy of that charter as an appendix to its proxy statement at least once every three years. The following is the charter of Valley's audit committee, which is designated the Audit and Examining Committee.

A.       PRIMARY RESPONSIBILITIES:
--       -------------------------

The Audit Committee is responsible for:

         1. Reviewing the adequacy of the system of internal controls over financial reporting.

         2. Causing the books of account and annual financial statements of the Company to be audited by independent accountants who are ultimately accountable to the board of directors and the audit committee as representatives of shareholders.

         3. Reviewing with the independent accountants the results of the audit on an ongoing basis.

         4. Monitoring the activities or the internal Financial and EDP audit, Loan Review and Real Estate appraisal review staffs.

         5. Reviewing examination reports of the Comptroller of the Currency and Federal Reserve that are presented to the Board.

         6. Coordinating the due diligence examinations in connection with proposed acquisitions.

         7. Reviewing the Code of Personal Conduct policy and practices to ensure compliance.

         8. Monitoring compliance with section 112 of the FDIC Improvement Act (FDICIA).

B.       MEMBERSHIP:
--       -----------

         1. The Committee will consist of no less than four members of the Board of Directors, each of whom shall be independent directors, and free from any relationship that might interfere with the exercise of his or her independent judgment as a member of the Committee. The Committee will use the definitions which are attached (Attachment A). The Board shall appoint a Committee member as Chairperson. Rotation of Board members serving on the Committee is desirable. However, because the Committee may want to use a Board member's professional expertise, there will be no definite rotation plan.

         2. It is recognized members shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

         3.       A majority of Committee members will constitute a quorum.

         4. At its discretion, the Committee may have access to company or independent outside counsel without prior permission of the Board of Directors or Senior Management.

C.       SPECIFIC RESPONSIBILITIES:
--       --------------------------

         1. Discuss with both the independent accountants and management regarding the acceptability and quality of accounting principles to include underlying assumptions and estimates used, as well as significant changes, adjustments and transactions which are not a normal part of the Company's business. This discussion will be performed before issuance of the quarterly 10-Q and annual report to shareholders and 10-K.

         2. Review of the financial statements and related press release with management, independent accountants and outside legal counsel prior to release.

         3. Make an appraisal of the effectiveness of the audit effort through meetings with the independent accountants.

         4. Review a letter from the independent accountants outlining all relationships between them and the Company, consistent with Independent Standards Board Standard 1.

         5. Determine through discussions with the independent accountants and internal auditors that management placed no restrictions on the scope of their examinations or on efficient completion of audits.

         6. Approve both audit and non-audit services to be provided by independent accountants.

         7.       Inquire  as  to  whether   management  has  adopted  effective
                  policies and procedures resulting in an environment which provides reasonable assurance that the accounting control system will achieve its objective.

         8. Review reports prepared by independent accountants and the internal audit department concerning weaknesses in internal accounting, organization and operating controls and related recommendations to minimize such weaknesses and consider the action taken by management on the recommendations.

         9. Review compliance with the FDIC Improvement Act (FDICIA) involving the annual report by management and independent outside accountants on the Bank's internal controls over financial reporting and compliance issues.

         10. Review risk management policy and procedures, and monitors compliance.

D.       MEETING SCHEDULE:
--       -----------------

To carry out its responsibilities, it is anticipated that four meetings a year will be required. In addition, special meetings may be called as needed. Attending the meetings (as needed) will be members of management, the director of risk management, the internal audit managers, EDP audit staff, Loan Review officers and representatives of the independent public accountants. The following matters should be addressed sometime during the year:

         1. A review and approval of the overall plan for the independent audit (locations to be visited, scope, timing and discussions of non-audit services).

         2. Approval of all internal audit plans for the year and periodic updates as to the status of respective audits, major findings to date and timeliness.

         3. Review the scope of the Loan Review Department activities and results of the department's work.

         4. Review of independent accountants' interim audit findings and internal control memorandum.

         5. Review with the officer responsible for monitoring the Code of Personal Conduct policy the status of compliance.

         6. A meeting with the internal auditors and outside independent accountants privately, without senior management, to discuss any matters they believe appropriate.

E.       COMMUNICATION WITH THE BOARD AND THE PUBLIC:
--       --------------------------------------------

         1. The Committee will have minutes of each meeting provided and submitted to the full Board.

         2. The Board may, from time to time, specifically request the Committee to undertake special investigations or, review policies and practices of the Bank.

         3. The Committee will make specific reports to the Board on its review of examination reports by government agency and due diligence examinations in connection with proposed acquisitions.

         4. The Committee is responsible for recommending to the Board the appointment of the Independent Public Accounting firm to audit the holding company, the Bank and its subsidiaries.

         5. The Committee will review and present this Charter to the full Board of Directors on an annual basis.

         6. The Company will disclose in its annual meeting proxy statement that the Company's Audit Committee has an Audit Charter and that this Committee has complied with, and satisfied its responsibilities thereto, and comply with any other rules required by the Securities and Exchange Commission.

F.       RELATIONSHIP WITH BANK PERSONNEL:
--       ---------------------------------

The Director of Risk Management and, through him, the Internal Audit, EDP Audit, Loan Review, Real Estate Appraisal Review, and Compliance staffs, will report to the Committee and have unimpeded access to the Chairman as needed. To deal with day-to-day organizational matters, the Director of Risk Management will report to a Senior Management executive to be designated by the Chief Executive Officer.

                          ATTACHMENT A -- INDEPENDENCE

Members of the audit committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation. Examples of such relationships include:

A director being employed by the corporation or any of its affiliates for the current year or any of the past five years.

A director accepting any compensation from the corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan.

A director being a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer.

A director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments that are or have been significant to the corporation or business organization in any of the past five years.

A director being employed as an executive of another company where any of the corporation's executives serves on that company's compensation committee.

A director who has one or more of these relationships may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the corporation and its shareholders, and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

  * The Committee views the term "significant" in the spirit of Section 1.34(aX4) of the American Law Institute Principles of Corporate Governance and the accompanying commentary to that section.